UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2025

ANEBULO PHARMACEUTICALS, INC

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40388	85-1170950
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Anebulo Pharmaceuticals, Inc. 1017 Ranch Road 620 South, Suite 107 Lakeway, TX	78734
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (512) 598-0931

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.0.001 par value per share	ANEB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On December 22, 2025, Anebulo Pharmaceuticals, Inc. (the “Company” or “Anebulo”) issued a press release announcing that the Company intends to commence, on December 22, 2025, a tender offer to purchase for cash up to 300,000 shares of its common stock, par value $0.001 per share (the “Common Stock”), at a purchase price of $3.50 per share, less any applicable withholding taxes and without interest for an aggregate purchase price of up to $1,050,000. The cash tender offer is being undertaken as part of the Company’s plan to “go private” in lieu of the previously announced reverse stock split at a ratio of not less than 1-for-2,500 and not greater than 1-for-7,500.

While the Board of Directors believed that the reverse stock split transaction was in the best interest of the Company and its stockholders at the time of its proposal, upon review and careful consideration, further discussions with management and its advisors and other relevant factors, the Board of Directors has determined that the costs of the proposed reverse stock split transaction ($3.50 per share for fractional shares resulting from the reverse stock split) now outweigh the benefits to the Company and its stockholders. The primary cause is the increased number of shares that are now held through accounts with fewer than 2,500 shares, mostly from certain holders who upon announcement of the proposed reverse stock split began acquiring shares through multiple accounts with less than 2,500 shares or splitting their existing holdings, simply in an attempt to receive multiple fractional share payments. This activity resulted in a significant increase in the expected cost of the proposed transaction Therefore, the Board of Directors has decided that it is in the best interest of the Company and its stockholders to abandon the reverse stock split. Accordingly, the Company will no longer be holding a special meeting. In lieu of the reverse stock split, the Board of Directors has determined to commence a voluntary self-tender offer to purchase 300,000 shares of its Common Stock at $3.50 per share. The tender offer is designed to aid the Company in maintaining its number of stockholders at below 300, which is necessary for its “go private” transaction.

The Board of Directors reserves the right to revisit the possibility of a reverse stock split or alternative transaction at any point in the future on such terms as may be decided at that time to be in the best interest of the Company and its stockholders.

The press release attached hereto as Exhibit 99.1 is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer described in this Current Report on Form 8-K and in Exhibit 99.1 has not yet commenced. The solicitation of offers to buy shares of Common Stock will only be made pursuant to an Offer to Purchase and other related documents that the Company will send to its stockholders once the tender offer has commenced. Stockholders of the Company are urged to read these materials when they become available, as well as any other relevant documents filed with the SEC when they become available, carefully and in their entirety because they will contain important information, including the terms and conditions of the tender offer. Those materials will be distributed by the Company to the Company’s stockholders at no expense to them.

Upon commencement of the tender offer, the Company will file the Offer to Purchase and other related documents with the SEC, and, when available, investors may obtain them for free from the SEC at its website (www.sec.gov) or free of charge from the Company as described in Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is filed with this Current Report on Form 8-K:

Exhibit Number	Description
99.1	Press Release dated December 22, 2025
104	Cover Page of Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANEBULO PHARMACEUTICALS, INC.

Date: December 22, 2025	By:	/s/ Richard Anthony Cunningham
Richard Anthony Cunningham
Chief Executive Officer and Interim Chief Financial Officer

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